EXHIBIT F-1

                    [Letterhead of Steven R. Sullivan, Esq.]


                               AMEREN CORPORATION
                              1901 Chouteau Avenue
                            St. Louis, Missouri 63166

                               September 24, 2004



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re:  Ameren Corporation, et al.
               Form U-1 Application-Declaration
               (File No. 70-10220)

Ladies and Gentlemen:

     I refer to the Form U-1 Application/Declaration, as amended, in the above-referenced proceeding (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by Ameren Corporation ("Ameren"), a Missouri corporation, its indirect wholly-owned non-utility subsidiary, Ameren Energy Fuels and Services Company ("Ameren Fuels"), an Illinois corporation, and Illinois Power Company ("Illinois Power"), an Illinois corporation (the "Applicants"). Capitalized terms used in this letter without definition have the meanings ascribed to such terms in the Application.

     In the Application, Ameren is seeking authorization under the Act to acquire the Common Shares and Preferred Shares of Illinois Power from Illinova Corporation ("Illinova"), an Illinois corporation and the parent company of Illinois Power (the "Transaction"). Ameren is also requesting findings by the Commission that would permit it to retain all of Illinois Power's existing direct and indirect non-utility subsidiaries and investments and to retain the combined gas utility properties of Illinois Power, Union Electric Company, Central Illinois Public Service Company and Central Illinois Light Company as an additional integrated public-utility system.

     In the Application, the Applicants are also requesting that the Commission approve the following related transactions (the "Related Transactions"):

          (i) the acquisition by Ameren from time to time during the Authorization Period of up to $300 million principal or face amount of the outstanding long-term debt securities and/or shares of preferred stock of Illinois Power or any subsidiary of Illinois Power;


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          (ii) the entering into and performance of the Fuel Services Agreement between Ameren Fuels and Illinois Power pursuant to which Ameren Fuels will manage, at cost, gas supply resources and procurement for Illinois Power;

          (iii) the issuance of short-term debt securities (i.e., maturities of less than one year) by Illinois Power in an aggregate amount which, when added to borrowings by Illinois Power from Ameren and/or borrowings by Illinois Power under the Utility Money Pool at any time outstanding during the Authorization Period, will not exceed $500 million;

          (iv) the participation of Illinois Power in the Utility Money Pool;

          (v) to the extent not exempt under Rule 52(a), the entering into and performance by Illinois Power of Interest Rate Hedges and Anticipatory Hedges; and

          (vi) the organization and acquisition by Illinois Power of the common stock or other equity securities of one or more Financing Subsidiaries formed exclusively for the purpose of facilitating the issuance of long-term debt or equity securities, the issuance to and acquisition by any Financing Subsidiary of Notes evidencing the loan of financing proceeds by any Financing Subsidiary to Illinois Power, and the rendering of services by Illinois Power to any Financing Subsidiary at market prices.

     I have acted as counsel for Ameren and Ameren Fuels (the "Ameren Companies") in connection with the Application and, as such counsel, I am familiar with the corporate proceedings taken by the Ameren Companies in connection with the Transaction and the Related Transactions, as described in the Application. I have examined the Application and the exhibits thereto, the Amended SPA, and originals, or copies certified to my satisfaction, of such corporate records of the Ameren Companies, certificates of public officials, certificates of officers and representatives of the Ameren Companies, and other documents as I have deemed it necessary to examine as a basis for the opinions hereinafter expressed.

     Based upon the foregoing, and subject to the assumptions and conditions set forth herein, and having regard to legal considerations which I deem relevant, I am of the opinion that, in the event that the proposed Transaction and the Related Transactions are consummated in accordance with the Application:

               1. All state laws applicable to the Transaction and the Related Transactions will have been complied with.

               2. Each of the Applicants is validly organized and duly existing under the laws of the state of its incorporation.

               3. The Common Shares and Preferred Shares to be acquired in the Transaction are validly issued, fully paid and nonassessable, and Ameren, as the holder thereof, will be entitled to the rights and privileges appertaining thereto set forth in the Amended and Restated


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          Articles of Incorporation, as amended, of Illinois Power, and the short-term debt securities to be issued by Illinois Power will be valid and binding obligations of Illinois Power in accordance with their terms.

               4. Ameren will legally acquire the Common Shares and the Preferred Shares.

               5. The consummation of the Transaction and the Related Transactions will not violate the legal rights of the holders of any securities issued by Ameren or any associate company of Ameren.

     The opinions expressed above are subject to the following further assumptions and conditions:

          a. The authorizations and approvals of the Transaction by the Boards of Directors of Ameren, Illinova and Dynegy Inc. ("Dynegy"), and, to the extent required, the authorizations and approvals of the Related Transactions by the Boards of Directors of each of the Applicants shall have been adopted and remain in full force and effect;

          b. All required approvals, authorizations, consents, certificates, and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the Related Transactions shall have been obtained or made, as the case may be, and shall remain in effect (including the approval and authorization of the Commission under the Act, the Federal Energy Regulatory Commission under the Federal Power Act, as amended, and the rules and regulations thereunder, and the Illinois Commerce Commission under the applicable laws of the State of Illinois), and the Related Transactions shall have been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations;

          c. The Commission shall have duly entered an appropriate order or orders with respect to the Transaction and the Related Transactions as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder;

          d. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder shall have expired;

          e. The Applicants shall have obtained all consents, waivers and releases, if any, required for the Related Transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits;

          f. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed herein;


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          g. The Transaction shall have been consummated as described in the
     Application and under the supervision of me and Wachtell, Lipton, Rosen & Katz, New York, New York, special New York counsel for Ameren, acting for the Ameren Companies, and all legal matters incident thereto shall be satisfactory to each of us; and

          h. I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon certificates of officers of the Ameren Companies and other appropriate persons and statements contained in the Application and the exhibits thereto.

     I am a member of the bar of the State of Missouri. For purposes of this opinion, with respect to all matters governed by the laws of New York as applicable to Ameren, I have relied upon the opinion of even date herewith of Wachtell, Lipton, Rosen & Katz, New York, New York, filed as Exhibit F-2 to the Application; with respect to all matters governed by the laws of Illinois as applicable to the Ameren Companies, I have relied upon the opinion of even date herewith of Jones Day, Chicago, Illinois, filed as Exhibit F-3 to the Application; and, with respect to all matters governed by the laws of Illinois, as applicable to Illinois Power, Illinova and Dynegy, I have relied upon the opinion of even date herewith of Joseph L. Lakshmanan, Esq., filed as Exhibit F-4 to the Application.

     I hereby consent to the use of this opinion in connection with the Application. This opinion is intended solely for the use of the Commission and may not be relied upon by any other person.


                                             Very truly yours,


                                             /s/ Steven R. Sullivan